[letterhead of Richards Layton & Finger]










                                  August 23, 1999




Empirical Investment Funds
Suite 364
1521 Alton Road
Miami Beach, Florida  33139

          Re: Worldwide Financial Management Associates, Inc. and Empirical Investment Funds - Offering of Securities

Ladies and Gentlemen:

          Reference is made to our opinion dated as of April 27, 1998, attached hereto (the "Opinion"), as special Delaware counsel for Worldwide Financial Management Associates, Inc., and for Empirical Investment Funds, in connection with the transactions described therein. We hereby consent to your relying upon the Opinion as of its date as if it were addressed to you on the date thereof. We hereby give you our consent to incorporate by reference the legal opinion into post-effective Amendment No. 2 to your registration statement (the
"Amendment"). We note that the Opinion speaks as of its date, and only with respect to the laws, rules and regulations thereunder in effect as of such date, and we have not undertaken to update the Opinion in any respect. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Richards Layton & Finger


GCK/ks